$698,175,000

Residential Asset Mortgage Products, Inc.Depositor

RAMP Series 2005-EFC7 TrustIssuer

Residential Funding CorporationMaster
Servicer

Mortgage Asset-Backed Pass-Through Certificates, Series 2005-EFC7

Supplement dated February 3, 2006to

Prospectus Supplement dated December 21, 2005to

Prospectus dated July 26, 2005

_________________

        The prospectus supplement is hereby revised as follows:

        The table entitled Net Mortgage Rates of the Group I Loans, which appears on page II-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit A hereto.

        The table entitled Net Mortgage Rates of the Group II Loans, which appears on page III-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit B hereto.

        The table entitled Net Mortgage Rates of the Aggregate Mortgage Loans, which appears on page IV-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit C hereto.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, for ninety days following the date of this supplement, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus, such delivery requirement generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.

GMAC RFC SECURITIES                                                                BARCLAYS CAPITAL
                                 (Joint Lead Managers and Joint Book Runners)

Exhibit A

Net Mortgage Rates of the Group I Mortgage Loans

NET MORTGAGE RATES (%)	NUMBER OF MORTGAGE LOANS	PRINCIPAL BALANCE	OF MORTGAGE LOANS		AVERAGE PRINCIPAL BALANCE	AVERAGE CREDIT SCORE	WEIGHTED AVERAGE LOAN-TO-VALUE RATIO
4.5000 - 4.9999	15	$ 3,994,889	0	.77%$	266,326	665	75.48%
5.0000 - 5.4999	136	33,689,100	6.50		247,714	650	77.13
5.5000 - 5.9999	393	88,211,570	17.03		224,457	644	79.42
6.0000 - 6.4999	675	141,705,641	27.36		209,934	634	81.75
6.5000 - 6.9999	575	104,187,618	20.11		181,196	619	81.58
7.0000 - 7.4999	448	73,765,005	14.24		164,654	616	84.27
7.5000 - 7.9999	246	34,307,444	6.62		139,461	598	86.27
8.0000 - 8.4999	169	22,410,115	4.33		132,604	585	89.41
8.5000 - 8.9999	95	8,663,189	1.67		91,191	579	90.12
9.0000 - 9.4999	90	4,894,667	0.94		54,385	586	94.74
9.5000 - 9.9999	45	1,808,060	0.35		40,179	600	98.55
10.0000 - 10.4999	4	212,888	0.04		53,222	627	98.71
10.5000 - 10.9999	2	65,421	0.01		32,711	610	100.00
11.0000 - 11.4999	2	47,857	0.01		23,929	592	100.00
Total	2,895	$517,963,464	100	.00%$	178,917	625	82.29%

o	With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

o	As of the cut-off date, the weighted average Net Mortgage Rate of the Group I Loans will be approximately 6.6009% per annum.

Exhibit B

Net Mortgage Rates of the Group II Mortgage Loans

NET MORTGAGE RATES (%)	NUMBER OF MORTGAGE LOANS	PRINCIPAL BALANCE	PERCENTAGE OF MORTGAGE LOANS		AVERAGE PRINCIPAL BALANCE	WEIGHTED AVERAGE CREDIT SCORE	WEIGHTED AVERAGE LOAN-TO-VALUE RATIO
4.0000 - 4.4999	1	$ 244,000	0	.12%$	244,000	721	80.00%
4.5000 - 4.9999	11	2,798,551	1.35		254,414	671	79.44
5.0000 - 5.4999	69	13,850,938	6.69		200,738	672	79.87
5.5000 - 5.9999	227	41,993,498	20.28		184,993	660	80.76
6.0000 - 6.4999	372	58,395,118	28.21		156,976	648	82.19
6.5000 - 6.9999	294	41,289,050	19.94		140,439	639	83.12
7.0000 - 7.4999	170	22,791,001	11.01		134,065	636	87.95
7.5000 - 7.9999	94	10,884,508	5.26		115,793	614	92.32
8.0000 - 8.4999	92	9,639,652	4.66		104,779	607	94.59
8.5000 - 8.9999	34	3,270,210	1.58		96,183	586	94.46
9.0000 - 9.4999	21	1,674,437	0.81		79,735	589	97.49
9.5000 - 9.9999	1	69,321	0.03		69,321	573	95.00
11.0000 - 11.4999	1	136,462	0.07		136,462	556	70.00
Total	1,387	$207,036,746	100	.00%$	149,269	644	83.95%

o	With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

o	As of the cut-off date, the weighted average Net Mortgage Rate of the Group II Loans will be approximately 6.5060% per annum.

Exhibit C

Net Mortgage Rates of the Aggregate Mortgage Loans

NET MORTGAGE RATES (%)	NUMBER OF MORTGAGE LOANS	PRINCIPAL BALANCE	PERCENTAGE OF MORTGAGE LOANS		AVERAGE PRINCIPAL BALANCE	WEIGHTED AVERAGE CREDIT SCORE	WEIGHTED AVERAGE LOAN-TO-VALUE RATIO
4.0000 - 4.4999	1	$ 244,000	0	.03%$	244,000	721	80.00%
4.5000 - 4.9999	26	6,793,441	0.94		261,286	668	77.11
5.0000 - 5.4999	205	47,540,038	6.56		231,903	656	77.93
5.5000 - 5.9999	620	130,205,068	17.96		210,008	649	79.85
6.0000 - 6.4999	1,047	200,100,759	27.60		191,118	638	81.88
6.5000 - 6.9999	869	145,476,668	20.07		167,407	625	82.02
7.0000 - 7.4999	618	96,556,006	13.32		156,239	621	85.13
7.5000 - 7.9999	340	45,191,951	6.23		132,918	602	87.72
8.0000 - 8.4999	261	32,049,767	4.42		122,796	592	90.97
8.5000 - 8.9999	129	11,933,399	1.65		92,507	581	91.31
9.0000 - 9.4999	111	6,569,104	0.91		59,181	587	95.44
9.5000 - 9.9999	46	1,877,381	0.26		40,813	599	98.42
10.0000 - 10.4999	4	212,888	0.03		53,222	627	98.71
10.5000 - 10.9999	2	65,421	0.01		32,711	610	100.00
11.0000 - 11.4999	3	184,319	0.03		61,440	565	77.79
Total	4,282	$725,000,210	100	.00%$	169,313	631	82.77%

o	With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

o	As of the cut-off date, the weighted average Net Mortgage Rate of the mortgage loans will be approximately 6.5738% per annum.